UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2009

InfoSonics Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-32217	33-0599368
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

	4350 Executive Drive Suite #100, San Diego, CA	92121
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 373-1600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported, on July 10, 2008, we received a Nasdaq Staff Deficiency letter indicating that for the prior thirty consecutive business days the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Stock Market under Nasdaq Marketplace Rule 4450(a)(5). In accordance with Nasdaq Marketplace Rule 4450(e)(2), we were provided an initial period of 180 calendar days, or until January 6, 2009, to regain compliance.  The Nasdaq Stock Market has extended the compliance date several times with the current compliance date again being extended on March 23rd to on or about October 12, 2009.

During the period on or about October 12, 2009, absent any unexpected events, our common stock is expected to continue to trade on The Nasdaq Global Market. If compliance with Nasdaq Marketplace Rule 4450(a)(5) cannot be demonstrated on or about October 12, 2009, the staff of The Nasdaq Stock Market Listing Qualifications department is expected to deliver a written notification to us that our securities will be delisted from The Nasdaq Global Market. If we receive a delisting notice, we may appeal the Nasdaq staff’s determination to a Listing Qualifications Panel. Alternatively, we may apply to transfer our securities to The Nasdaq Capital Market or another exchange or trading market.  We intend to monitor the bid price of our common stock and consider available options if our common stock does not trade at a level likely to result in our regaining compliance with Nasdaq’s minimum bid price rule.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Jeffrey Klausner
Chief Financial Officer
Dated:	March 26, 2009